Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
HSBC USA Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-136826, 333-136826-01, 333-136826-02) on Form S-3 of Turquoise Card Backed Securities plc of our reports dated March 3, 2008, with respect to the consolidated balance sheets of HSBC USA Inc. and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007 and the consolidated balance sheets of HSBC Bank USA, National Association and subsidiaries as of December 31, 2007 and 2006, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the 2007 HSBC USA Inc. Annual Report on Form 10-K.
KPMG LLP
New York, New York
March 28, 2008

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